Exhibit 10.20

FIRST AMENDMENT
TO
MANAGEMENT AGREEMENT

This First Amendment to the Management Agreement (“First Amendment”) is executed as of February 4, 2021 (the “Effective Date”) by and between CorEnergy Infrastructure Trust, Inc., a Maryland corporation (the “Company”), and Corridor InfraTrust Management, LLC, a Delaware limited liability company (the “Manager” and collectively with the Company, the “Parties”).  Capitalized terms not otherwise herein defined shall have the same meaning as in that certain Management Agreement between the Parties dated May 8th, 2015 (the “Agreement”).

RECITALS

WHEREAS, the Company and the Manager are parties to the Agreement, which sets forth the rights and obligations of the Parties with respect to the management services the Manager provides to the Company;

WHEREAS, the Parties and certain other individuals and entities, are contemporaneously with the execution of this First Amendment, entering into a contribution agreement (the “Contribution Agreement”), pursuant to which the Manager will be acquired by the Company;

WHEREAS, the Parties desire to make alternative arrangements for the compensation of the Manager for the period between the signing of the Contribution Agreement and either the closing or termination of the Contribution Agreement;

WHEREAS, the Parties to this First Amendment desire to amend the Agreement as more particularly set forth below;

NOW, THEREFORE, in consideration of the mutual promises contained herein and in the Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.          Advance Payment by the Company.  At the execution of this First Amendment, the Company shall pay by wire transfer of immediately available funds to the Manager the amount of One Million Dollars ($1,000,000) (the “Advance Payment”). The Advance Payment shall be used by the Manager exclusively for the purpose of paying retention bonus payments to employees of the Manager as has been agreed to, and as may be agreed to from time to time, by the Compensation Committee of the Company based, in part, on the recommendations of the Manager. The Manager agrees that the Advance Payment shall be used exclusively to pay such bonuses, and that the Advance Payment shall not be used for any other purposes without the express approval of the Compensation Committee of the Company.

2.          Payment of Earned Management Fee.  At the execution of this First Amendment, the Company shall pay by wire transfer of immediately available funds to the Manager the amount of Three Hundred Thirty-Five Thousand One Hundred Eleven and 41/100

Dollars ($335,111.41), which amount represents the aggregate amount of all compensation that the Manager is entitled to receive under the Agreement through and including the Effective Date.

3.          Compensation.  Section 8(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

“The Company shall pay to the Manager a monthly management fee (the “Management Fee”) equal to (a) the amount of out-of-pocket expenses incurred by the Manager to: (i) pay its staff, as its staff may change, during each month during the term of this Agreement, and (ii) for its other general and administrative out-of-pocket expenses incurred in each such month, plus (b) the aggregate amount of all distributions, if and when declared, that would accrue on and after April 1, 2021 as to the following securities to the holder of the following numbers of shares of such securities during such month (for the avoidance of doubt, excluding any distributions payable on or after April 1, 2021, to the extent accrued prior to April 1, 2021): (i) 1,153,846 shares of the Company's currently outstanding class of common stock; (ii) 683,761 shares of the Company's new series of common stock being designated as Class B Common Stock, and (iii) 170,213 depositary shares, each representing 1/100th of a whole share of the Company's 7.375% Series A Cumulative Redeemable Preferred Stock.  Manager shall provide all documentation of such out of pocket expenses reasonably requested by the Company. The Management Fee shall be calculated monthly and payable within fourteen (14) days following the end of each month; provided, however, that upon the Manager's reasonable request from time to time and provision of reasonable advance notice to the Company, payment of the Management Fee (or any portion thereof) shall be advanced by the Company prior to the regular monthly payment date to the extent necessary to enable the Manager to make timely payment, when due, of any out-of-pocket expenses set forth in (i) and (ii) above.  Any components of the out-of-pocket expenses set forth in (i) and (ii) above which are appropriately prorated shall be so prorated for any partial month during the term of this Agreement and shall be calculated based on the number of days during such month that this Agreement was in effect.”

4.          Sufficiency of Consideration.  The Parties acknowledge the uncertainty of the time period between the signing of the Contribution Agreement and the anticipated closing of the Contribution Agreement, and accordingly agree that the exchange of the Advance Payment for the revised calculation of the Management Fee is hereby deemed to be a fair and equitable exchange.  In the event the Contribution Agreement is terminated by the Parties, the Company and Manager agree to amend the Agreement, effective as of the date of such termination, as follows: (a) Section 8(a) of the Agreement shall be amended so as to resume calculation of the Management Fee by use of the formula in effect immediately prior to the First Amendment; and (b) the Agreement shall be amended to provided that, if the Agreement is terminated within one year of the date of the termination of the Contribution Agreement such that a termination or cancellation payment is payable by the Company to the Manager under the terms of the Agreement, the calculation of such termination or cancellation payment shall be determined on the basis of the Management Fee payments that would have been paid by the Company to the Manager for the relevant periods as though such Management Fee payments had at all times been calculated using the formula in effect immediately prior to the First Amendment.

5.          Entire Agreement; No Other Amendments.  This First Amendment contains the entire understanding of the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and commitments with respect thereto.  In all other respects the Agreement is ratified, remains unmodified, and is in full force and effect.

6.          Modification.  No amendment, modification, termination or waiver of any provision of this First Amendment shall be effective unless the same shall be in writing and duly executed by all Parties.

7.          Enforceability.  This First Amendment shall be enforceable by and binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns.

8.          Governing Law.  This First Amendment and all matters arising hereunder or in connection herewith shall be governed by, interpreted under, construed and enforced in accordance with the laws of the State of Delaware, without regard to conflicts of law principles.

9.          Counterparts.  This First Amendment may be executed by the Parties in one or more counterparts, all of which taken together shall constitute one and the same instrument.  The facsimile or PDF signatures of the Parties shall be deemed to constitute original signatures, and facsimile or PDF copies hereof shall be deemed to constitute duplicate originals.

[signature page follows]

IN WITNESS WHEREOF, the Parties have caused this First Amendment to the Management Agreement to be executed by their duly authorized representatives to be effective as of the Effective Date (as defined above).

The Company:

CORENERGY INFRASTRUCTURE TRUST, INC.

/s/ David J. Schulte
By: David J. Schulte
Title: Executive Chairman, CEO and President

The Manager:

CORRIDOR INFRATRUST MANAGEMENT, LLC.

/s/ Richard C. Green
By: Richard C. Green
Title: Managing Director